PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	FEBRUARY 24, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DANIEL B. WOLFE
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES VENTURE DEBT INVESTMENT IN NANO-TERRA

Harris & Harris Group, Inc. (NASDAQ:TINY), announced today it closed a venture debt investment of $750,000 in Nano-Terra, Inc.  It received warrants as part of this venture debt financing.  This investment is part of Harris & Harris Group’s efforts to expand its core venture capital investments in equity of privately held and publicly traded small companies with debt securities that provide predictable cash flows and timelines for returns on investment.  In addition to providing venture debt financing, Harris & Harris Group continues to make equity-based venture capital investments in companies developing and integrating products enabled by nanotechnology and microsystems.

Nano Terra is a nano- and micro-technology development company headquartered in Brighton, MA.  It seeks to develop long-term collaborations with its customers that build new business value by applying its interdisciplinary expertise, nano- and micro-technology toolset and knowhow to commercial problems. More information on Nano-Terra is available on its website at www.nanoterra.com.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.nanoterra.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the content of third party websites.